Exhibit 10.12

DEBT ASSUMPTION AGREEMENT

This Agreement on the assumption of certain payment obligations of Gebr. Schmid GmbH by SCHMID Group N.V. (the "Agreement") is made and entered into as of 24 April 2026 (the "Effective Date")

BY AND AMONG

(1)	SCHMID Group N.V., a Dutch public limited liability company with its registered address at Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany ("SCHMID"),
(2)	Gebr. Schmid GmbH, a German limited liability company with its registered address at Robert-Bosch-Str. 32-36, 72250 Freudenstadt, Germany (the "Gebr. Schmid GmbH"), and
(3)	Schmid Grundstücke GmbH & Co KG, a German company with its registered address at Rober-Bosch-Str. 32 – 36, 72250 Freudenstadt, Germany ("SGK"), (together the "Parties" and each a "Party").

RECITALS

WHEREAS, Gebr. Schmid GmbH has entered into loan agreements with SGK as set out in Schedule A hereto;

WHEREAS, the Parties intend to agree in a set-off agreement and a subscription agreement to set-off a total of EUR 6,500,000 of payment obligations (as set out in Schedule A, the "Outstanding Claims") of SGK against the issuance of shares by SCHMID.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	The Parties agree that on and from the Effective Date, (a) SCHMID agrees to assume all Outstanding Claims as set out in Schedule A of Gebr. Schmid GmbH to SGK and that SCHMID is substituted for Gebr. Schmid GmbH as a party against consideration from Gebr. Schmid GmbH as set out in Clause 2, (b) SGK irrevocably and unconditionally releases Gebr. Schmid GmbH from all Outstanding Claims, whether present or future, actual or contingent, as set out in Schedule A.

2.	SGK agrees to the assumption of debt by SCHMID of the Outstanding Claims and agrees to the release of all obligations of Gebr. Schmid GmbH in relation to the Outstanding Claims.

3.	In consideration of the assumption of the Outstanding Claims by SCHMID from Gebr. Schmid GmbH, SCHMID hereby grants a loan in the principal amount of EUR 6,500,000 to Gebr. Schmid GmbH at an interest rate of 1% above the 3-month Euribor p.a. with such loan maturing on 31 December 2026 and with such loan being automatically extended by 12 months unless Gebr. Schmid GmbH provides a written termination notice to SCHMID until at least 6 months prior to the applicable maturity date.

4.	This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transaction shall be governed by and construed in accordance with the Laws of Germany without regard to the conflict of laws principles thereof. The exclusive place of jurisdiction for all disputes under or in connection with this Agreement is Stuttgart, Germany.

5.	This Agreement may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

[Signature pages follow]

SCHMID Group N.V.

By:	/s/ Arthur Schuetz
Name: Arthur Schuetz
Title: CFO SCHMID Group N.V.

Gebr. Schmid GmbH

By:	/s/ Julia Natterer
Name: Julia Natterer
Title: CFO Gebr. SCHMID GmbH

Schmid Grundstücke GmbH & Co KG

By:	/s/ Anette Schmid
Anette Schmid as managing director with sole power of representation of Schmid Grundstücksverwaltungs GmbH, acting as the sole general partner of Schmid Grundstücke

Schedule A

The Outstanding Claims include:

•	EUR 5,000,000.00 outstanding under the loan agreement between Schmid Grundstücke GmbH & Co KG and Gebr. Schmid GmbH dated 31 December 2024 (for the avoidance of doubt, such EUR 5,000,000.00 only constitute a partial amount outstanding under this agreement).

•	EUR 1,500,000.00 outstanding under the revolving credit agreement between Schmid Grundstücke GmbH & Co KG and Gebr. Schmid GmbH dated 31 December 2024 (for the avoidance of doubt, such EUR 1,500,000.00 only constitute a partial amount outstanding under this agreement)